Exhibit 99.3

THIRD QUARTER EARNINGS CALL NOVEMBER 2015

 PAGE 1 DISCLAIMERS Forward-LookingStatements

Forward-Looking Statements

This presentation contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for FLY’s future business and financial performance and the planned tender offer and repurchase program. Forward- looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks. Further information on the factors and risks that may affect FLY’s business is included in filings FLY makes with the Securities and Exchange Commission from time to time, including its Annual Report on Form 20-F and its Reports on Form 6-K. FLY expressly disclaims any obligation to update or revise any of these forward-looking statements, whether because of future events, new information, a change in its views or expectations, or otherwise.

Information Regarding the Planned Tender Offer

The discussion of the planned tender offer is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any FLY shares. The tender offer described in this press release has not yet commenced, and there can be no assurance that FLY will commence the tender offer on the terms described in this press release or at all. If FLY commences the tender offer, the tender offer will be made solely by an Offer to Purchase and the related Letter of Transmittal, as they may be amended or supplemented. Shareholders and investors are urged to read any Tender Offer Statement on Schedule TO, filed by FLY with the Securities and Exchange Commission (the “SEC”) in connection with the tender offer including the Offer to Purchase, the related Letter of Transmittal and other offer materials and exhibits thereto, as well as any amendments or supplements to the Schedule TO when they become available, because they will contain important information. If FLY commences the tender offer, it will file each of the documents referenced in this paragraph with the SEC, and, when available, investors may obtain them for free from the SEC at its website (www.sec.gov) or from the information agent engaged by FLY in connection with the tender offer.

 PAGE 2 Improving ROE Aggressively Repurchasing Shares Reducing SG&A Actively Managing Liabilities Reinvesting in Higher Yielding Assets Selling Under-Performing Assets DRIVERS OF IMPROVING ROE Selling 57aircraft –average age of 13 years Lowered cost of secured debt by 32 basis points in 12 months through Q3 2015 Reduced Adjusted SG&A by 19% in 12 months through Q3 20153 Acquired 31 aircraft for $1.5b with average age of two years since January 20141,2 (1) Weighted by net book value. (2) As of November 11, 2015. (3) Adjusted SG&A is a non-GAAP measure. See Appendix. $100m shares repurchase program

 PAGE 3 THIRD QUARTER 2015 HIGHLIGHTS Adjusted net income of $32.3m, or $0.78 per share1 Net Income of $19.9m, or $0.47 per share Invested $214m in new aircraft Completed sales of 15 aircraft Executed an agreement to sell 12 older aircraft Initiated share repurchase program Purchased 421,329 shares for an average price of $13.08 / shares –a 23% discount to book value2 (1) Adjusted net income is a non-GAAP measure. See Appendix. (2) As of November 11, 2015. Book value at September 30, 2015 was $16.95 / share

 PAGE 4 ACCELERATES RETURN OF CAPITAL TO SHAREHOLDERS • $100m stock repurchase program approved by Board • $75m Modified Dutch Tender Offer • $25m Open Market Repurchase Program • Replaces dividend and accelerates return of capital (2.4x annual dividend) • Creates significant value given discount to book • BBAM shareholders have informed the Board that they intend to acquire $10m in shares via open market purchases following the Tender • Further aligns interest of FLY and BBAM • Underscores value in FLY shares

 PAGE 5 SHARE REPURCHASES ARE ACCRETIVE Pro Forma EPS1 Pro Forma Book Value / Share1 $16.95 $17.81 Q3 2015 Book Value / Share Q3 2015 Pro forma for$100m Share Repurchase 5% $0.47 $0.58 Q3 2015 Actual Q3 2015 Pro forma for$100m Share Repurchase 23% (1) See Appendix.

 FINANCIAL OVERVIEW

 PAGE 7 $ in millions Q3 2015 Q3 2014 YTD 2015 YTD 2014 Operating Lease RentalRevenue $104.4 $98.0 $310.9 $283.1 Endof Lease Income 1.3 14.2 26.9 18.0 Amortization of Lease Incentives (6.8) (6.1) (15.6) (13.4) Other (0.5) (0.9) (2.0) (3.1) OperatingLease Revenue $98.3 $105.1 $320.1 $284.7 Equity Earnings from Unconsolidated Subsidiary 0.4 0.4 1.0 2.1 Gain on Saleof Aircraft 7.2 – 9.1 18.9 Interestand Other Income 0.4 0.1 1.4 0.7 Total Revenues $106.2 $105.5 $331.6 $306.4 THIRD QUARTER REVENUE COMPARISON Note: Sums may not foot due to rounding.

 PAGE 8 2015 AIRCRAFT DISPOSITION SUMMARY # of Aircraft Sold Announced 1H 2015 Q3 2015 Q4 to Date1 Total1 Remaining B757Sales 8 – 2 2 4 4 June Sale 33 – 12 7 19 14 Sept.Sale 12 – – – – 12 Others 4 3 1 – 4 – Total 57 3 15 9 27 30 (1) As of November 11, 2015. Market for midlife assets remains active

 PAGE 9 ECONOMIC UPDATE ON PORTFOLIO SALES Note: Sums may not foot due to rounding. (1) Assumes all aircraft transfer by December 31, 2015. Subject to change based on actual aircraft transfer dates. (2) Rental revenue less servicing fees and associated interest expense. September Sale—12 Aircraft June Sale—33 Aircraft $ in millions Guidanceat Announcement Current Forecast1 Variance Gain on sale of aircraft $12.0 $9.5 ($2.5) Debtextinguishment costs (2.5) (2.4) 0.1 Pre-taxmargin from aircraft2 – 2.7 2.7 Pre-tax impactto income $9.5 $9.7 $0.3 $ in millions Guidanceat Announcement Actual Q3 2015 Current Forecast1 Revised Guidance Variance Gain on sale of aircraft $35.4 $7.9 $11.7 $19.6 ($15.8) Debtextinguishment costs (12.6) (1.8) (8.8) (10.6) 2.0 Pre-tax margin from aircraft2 – 16.7 4.6 21.3 21.3 Pre-taximpactto income $22.7 $22.8 $7.4 $30.2 $7.5

 PAGE 10 $ in millions Q3 2015 Q3 2014 YTD 2015 YTD 2014 Depreciation $32.5 $44.0 $132.3 $126.5 Interest Expense 36.2 33.7 112.7 102.1 Selling,General and Administrative 7.8 9.9 26.6 30.8 Maintenanceand Other Costs 1.7 0.7 4.4 4.7 Sub Total 78.2 88.3 276.0 264.1 Loss (Gain)on Ineffective,Dedesignated, and Terminated Derivatives 3.2 (0.1) 4.7 (0.1) Loss (Gain)on Debt Modification and Extinguishment 3.2 – 9.4 (4.0) Aircraft Impairment – – 65.4 – Total Expenses $84.7 $88.1 $355.5 $260.0 THIRD QUARTER EXPENSE COMPARISON Note: Sums may not foot due to rounding.

 PAGE 11 (1) No depreciation on aircraft held for sale. Guidance Item Guidance($ in millions) OperatingLease Rental Revenue 86-88 Lease Incentives and Other (4 –5) Gain on Sale 20+ End of Lease Income 20+ Depreciation1 30 –32 Interest Expense 32 –34 Net Losson Debt Modification and Extinguishment 12 –14 Maintenance and Other Costs 3 –4 SELECT Q4 2015 FINANCIAL GUIDANCE

 APPENDIX

# CAPITAL STRUCTURE & LIQUIDITY SUMMARY

FLY has $532m of unencumbered assets, which includes two aircraft held for sale at $50m

## Capital Structure

| ($ in millions) | 9/30/2015 | | 12/31/2014 | | |
|---|---|---|---|---|---|
| Unrestricted cash and cash equivalents | $379 | | $338 | | |
| Restricted cash available to purchase aircraft | 41 | | - | | |
| Debt | O / S | Rate[1] | O / S | Rate[1] | Maturity |
| Securitization | $431 | 3.18% | $546 | 3.04% | 2033 |
| 2012 Term Loan[2] | 434 | 4.39% | 452 | 5.19% | 2019 |
| Nord LB Facility | 376 | 4.15% | 416 | 4.15% | 2018 |
| CBA Debt | 91 | 5.01% | 115 | 4.63% | 2018-2020 |
| Bank Debt Facilities | 807 | 3.74% | 723 | 3.89% | 2015-2027 |
| Aircraft Acquisition Facility[3] | - | - | 122 | 4.15% | - |
| Unamortized Discounts | (32) | | (39) | | |
| Total Secured Debt | $2,107 | 3.88% | $2,335 | 4.04% | |
| 2020 Notes | 375 | 6.75% | 375 | 6.75% | 2020 |
| 2021 Notes | 325 | 6.38% | 325 | 6.38% | 2021 |
| Unamortized Discounts | (9) | | (11) | | |
| Total Unsecured Debt | $691 | 6.58% | $689 | 6.58% | |
| Total Debt | 2,798 | 4.55% | 3,024 | 4.61% | |
| Shareholders' Equity | 701 | | 759 | | |
| Total Capitalization | $3,499 | | $3,783 | | |
| Net Debt to Equity[4] | 3.5x | | 3.5x | | |
| Secured Debt to Total Debt | 75% | | 77% | | |
| Total Debt to Total Capitalization | 80% | | 80% | | |

(1) Represents the contractual interest rates and effect of derivative instruments and excludes the amortization of debt discounts and debt issuance costs.
(2) In April 2015, FLY re-priced its 2012 Term Loan reducing the margin by 0.75% and the LIBOR floor by 0.25%.
(3) The facility was terminated in March 2015.
(4) Represents the ratio of total debt, less unrestricted cash and cash equivalents, divided by shareholders' equity.

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FLY Leasing

 PAGE 14 (1) Percentages have been annualized. ADJUSTED NET INCOME & ADJUSTED ROE 10.4% 12.5% YTD 2014 YTD 2015 20% $ in thousandsQ3 2015Q3 2014YTD 2015YTD 2014Net Income (Loss)19,929 15,361 (21,060) 40,598 Plus:Aircraft impairment- - 65,398 - Amortization of debt discounts and loan issuance costs3,123 3,068 9,080 9,307 Amortization of lease discounts, premiums and other items479 707 1,800 2,112 Amortization of GAAM acquisition date fair market value adjustments 748 1,422 2,884 4,953 Loss (gain) loss on debt modification and extinguishment3,206 - 9,375 (3,995) Share-based compensation (benefit) expense- (14) 195 (50) Unrealized foreign exchange (gain) loss67 304 (693) 284 Deferred income tax (benefit) expense1,513 2,059 (3,302) 5,542 Loss (Gain) on ineffective, dedesignated and terminated derivatives3,190 (149) 4,682 (117) Adjusted Net Income32,255 22,758 68,359 58,634 Average Shareholders' Equity699,530 752,107 729,777 753,491 Adjusted ROE118.4%12.1%12.5%10.4%

 PAGE 15 ADJUSTED SG&A $ in thousandsQ3 2015Q3 2014Selling, General & Administrative7,795 9,876 Less:Share-Based Compensation- (14) Withholding Taxes Paid- 41 Foreign Exchange Loss15 391 Adjusted Selling, General & Administrative7,780 9,458 Total Revenue106,239 105,543 Adjusted SG&A as a % of Total Revenue7.3%9.0%

# PRO FORMA EPS & BOOK VALUE

## Pro Forma EPS

| *$ in thousands except share data* | | |
|---|---|---|
| Value of proposed tender | | $100,000 |
| Closing share price on November 11, 2015 | | $13.15 |
| # of shares assumed repurchased on July 1, 2015 | | 7,604,563 |

| | Sep 30, 2015 | Pro forma for $100m Share Repurchase |
|---|---|---|
| Net Income | 19,929 | 19,929 |
| Less: Dividends paid to vested RSUs and SARs | (205) | (205) |
| Net Income Available to Shareholders | 19,724 | 19,724 |
| Weighted Average Shares Diluted | 41,544,423 | 33,939,860 |
| EPS - Diluted | $0.47 | $0.58 |

## Pro Forma Book Value

| *$ in thousands, except share data* | Sep 30, 2015 | Pro forma for $100m Share Repurchase |
|---|---|---|
| Total shareholders' equity | $700,680 | $700,680 |
| Share buyback | | (100,000) |
| Pro forma shareholders' equity | | 600,680 |
| Shares outstanding at 9/30/15 | 41,327,300 | 41,327,300 |
| Shares assumed repurchased at $13.15 | | (7,604,563) |
| Pro forma shares outstanding | | 33,722,737 |
| Book Value per share | $16.95 | $17.81 |

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FLY Leasing